SECURITIES AND EXCHANGE COMMISSION
    Washington, D.C. 20549



FORM 8-K


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report November 22, 1994


Commission File Number 1-9383



               WESTAMERICA BANCORPORATION
(Exact name of registrant as specified in its charter)



       CALIFORNIA                            94-2156203
  (State of incorporation)                   I.R.S. Employer
                                           Identification Number


1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA  94901
(Address of principal executive offices and zip code)



            (415) 257-8000
(Registrant's area code and telephone number)




Item 5: Other Events

On November 17, 1994, Westamerica Bancorporation (the "Company") and CapitolBank Sacramento, issued a news release announcing the signing of a Definitive Agreement (the "Agreement") under which all of the outstanding shares of common stock of CapitolBank Sacramento will be exchanged for shares of the Company Common Stock pursuant to a tax-free exchange. The Agreement, which has been approved by the Board of Directors of both companies, is subject to approval by CapitolBank Sacramento shareholders, clearance by regulatory authorities and satisfaction of other terms and conditions customary for transactions of this type.

The Agreement provides that holders of each share of CapitolBank Sacramento Common Stock will be entitled to receive, .0938 of a share of the Company Common Stock. Pursuant to the Agreement, the exchange ratio is subject to adjustment if the Company's average share price on the NASDAQ prior to the effective date of the merger exceeds $33.00. In addition, in the event that certain significant liabilities or expenses related to CapitolBank Sacramento's business or operations are incurred prior to the merger, the exchange ratio may be adjusted downward pursuant to a formula. If the Company's average common stock closing price quoted on NASDAQ during a twenty business day period prior to the merger is below $30.20, CapitolBank Sacramento may either accept the exchange ratio, renegotiate the exchange ratio or terminate the Agreement.


Stock options to acquire CapitolBank Sacramento Common Stock outstanding at the close of the transaction would be converted into stock options to acquire the Company Common Stock.  Excluding currently outstanding CapitolBank stock options, the acquisition would have been valued at approximately $2.91 per share or
approximately $12 million, based on the closing price of the Company
Common Stock on November 16, 1994, and the merger would have resulted in the issuance of approximately 385,000 new shares of the Company Common Stock. At September 30, 1994, the Company had approximately 8.1 million shares outstanding and CapitolBank Sacramento had about 4.1 million shares outstanding. Although the parties have not adopted any formal timetable, it is estimated the merger will be consummated by mid 1995.


Item 7: Financial Statements and Exhibits

(c) Exhibits. The following is furnished in accordance with the provisions of Item 601 of Regulation 8-K.

Exhibit 20: News Release to Securities Holders



                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       WESTAMERICA BANCORPORATION


                                        Dennis R. Hansen, Senior
                                       Vice President and Controller


Date:  November 22, 1994